November 2, 2006

Company Press Release

Forster Drilling Corporation Completes $350,000 Financing

HOUSTON--(BUSINESS WIRE)—November 2, 2006.—On Thursday, November 2, 2006, Forster Drilling Corporation (OTC: BB: FODL.OB), a Nevada Corporation (the “Company”), announced that it raised approximately $350,000 in a private placement to accredited investors. In connection with the financing, the Company issued an aggregate principal amount of $350,000 in notes convertible into shares of its common stock at $2.00 per share and 140,000 shares of its common stock. Tejas Securities Group, Inc. acted as the exclusive placement agent. The proceeds from the financing will be used for general corporate purposes.

Forster Drilling Corporation is engaged in three related business activities:

•	Providing contract drilling services to independent oil and gas exploration and production companies;
•	Acquiring and rebuilding rotary drilling rigs and manufacturing major rig components; and
•	Exploring for, development, production, and sale of oil and natural gas.

As a drilling contractor, the Forster family has a reputation for reliability, high-quality equipment, and well-trained crews spanning 75 years.

Additional information about Forster Drilling Corporation and its technology can be found on its website at www.forsterdrilling.com or contact Forster Drilling Corporation at (713) 266-8125.

Notice: This Statement contains, and oral statements made from time to time by Company representatives concerning information contained herein may contain, so-called "forward-looking statements". These statements can be identified by introductory words such as "expects," "plans," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing the Company's growth strategy, operating and financial goals, regulatory submissions and approvals and development programs. Many factors may cause actual results to differ from the Company's forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and other of which are not. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

Contact:
For Forster Drilling Corporation:
The Buick Group, Toronto
Jonathan Buick, 1-877-748-0914 (toll free)
Office: 416-915-0915
Fax: 416-915-0916
jbuick@buickgroup.com
www.buickgroup.com